Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Elizabeth Coalson Vice President Investor Relations (303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

ANNOUNCES CLOSING OF $500 MILLION CREDIT FACILITY

DENVER, COLORADO, December 14, 2011

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the closing of a $500 million revolving credit facility to replace its existing $300 million facility. Details are as follows:

	Existing Facility	New Facility
Capacity	$300 million	$500 million
Maturity date	May 2013	December 2014
Extension option	1-year	Two-1-Year
Interest rate	LIBOR + 4.25% (1.50% LIBOR floor)	LIBOR + 2.75% (No LIBOR floor)
Debt Service Coverage covenant	1.40:1	1.40:1
Fixed Charge Coverage covenant	1.20:1	1.20:1

Under both facilities, in the first quarter 2012, the Debt Service Coverage and Fixed Charge Coverage covenants increase to 1.50:1 and 1.30:1, respectively.

KeyBanc Capital Markets, a division of KeyCorp, and Wells Fargo Securities are Joint Lead Arrangers and Joint Book Managers in the new facility. Bank of America, N.A. and Regions Bank are serving as Co-Documentation Agents and seven other large institutional banks participate in the new facility.

“We were very pleased with the high level of interest from financial institutions in participating in the new credit facility,” said Ernie Freedman, Executive Vice President and Chief Financial Officer. “The new facility provides Aimco with more favorable pricing, an extended maturity date and $200 million of additional capacity. Aimco uses its revolving credit facility to secure corporate letters of credit and to meet short term working capital requirements.”

James McLaughlin, Division Executive with KeyBank Real Estate Capital, Institutional Capital Group, a division of KeyCorp, comments, “We are pleased to have arranged this credit facility for our longstanding client, Aimco. The strong market reception for the facility is a testament to confidence in Aimco’s management team, along with the company’s strong balance sheet and well laddered debt maturities.”

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the 20 largest markets in the United States. Aimco is one of the country’s largest owners and operators of both conventional and affordable apartments, with 565 communities serving approximately 500,000 residents in 38 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.